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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                          (Amendment No. ___________)*

                                Blackboard, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   091935 50 2
                -------------------------------------------------
                                 (CUSIP Number)

                                January 28, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person.s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be .filed. for the purpose of Section 18 of the Securities Exchange Act of 1934 (.Act.) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 091935 50 2

--------------------------------------------------------------------------------

     1. Names of Reporting Persons.
        I.R.S. Identification Nos.
        of above persons (entities only):  Harry Edelson - SS####-##-####
                                           Edelson IV LP - TIN#22-3502891
                                           College Enterprises - TIN#95-4489779

--------------------------------------------------------------------------------

     2. Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)[x]..................................................................

        (b).....................................................................

--------------------------------------------------------------------------------

     3. SEC Use Only............................................................

--------------------------------------------------------------------------------

     4. Citizenship or Place of Organization:.....US............................

--------------------------------------------------------------------------------

Number of Shares     5. Sole Voting Power                0
Beneficially         -----------------------------------------------------------
by Owned by          6. Shared Voting Power              2,869,701
Each Reporting       -----------------------------------------------------------
Person With:         7. Sole Dispositive Power           0
                     -----------------------------------------------------------
                     8. Shared Dispositive Power         2,869,701
                     -----------------------------------------------------------

     9.  Aggregate Amount Beneficially Owned by Each Reporting Person: 2,869,701

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions)..........................................................

     11. Percent of Class Represented by Amount in Row (9)   10.79%

--------------------------------------------------------------------------------
     12. Type of Reporting Person (See Instructions)

Harry Edelson                    IN
.................................................................................

Edelson IV, LP                   PN
.................................................................................

College Enterprises, Inc.        CO
.................................................................................

.................................................................................

.................................................................................

.................................................................................

Item 1.

     (a) Name of Issuer: Blackboard, Inc.
     (b) Address of Issuer's Principal Executive Offices: 1899 L Street, NW, 5th Floor, Washington, DC 20036


Item 2.

     (a) Name of Person Filing:  Harry Edelson
     (b) Address of Principal Business Office or, if none, Residence:
         300 Tice Boulevard, Woodcliff Lake, NJ 07677
     (c) Citizenship US
     (d) Title of Class of Securities       Common Stock
     (e) CUSIP Number      091935 50 2


Item 3. If this statement is filed pursuant to 'SS''SS'240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     N/A


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a) Amount beneficially owned: 2,869,701

     (b) Percent of class: 10.79%

     (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote 0

         (ii) Shared power to vote or to direct the vote 2,869,701

         (iii) Sole power to dispose or to direct the disposition of 0

         (iv) Shared power to dispose or to direct the disposition of 2,869,701

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see 'SS'240.13d-3(d)(1).


Item 5.   Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
     N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
     N/A


Item 8.   Identification and Classification of Members of the Group
     N/A


Item 9.   Notice of Dissolution of Group
     N/A


Item 10. Certification
     N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                              January 31, 2005
                                   --------------------------------------
                                                    Date



                                             /s/ Harry Edelson
                                   --------------------------------------
                                                 Signature

                                               Harry Edelson
                                   --------------------------------------
                                                Name/Title

Item 1.

     (a) Name of Issuer: Blackboard, Inc.
     (b) Address of Issuer's Principal Executive Offices: 1899 L Street, NW, 5th Floor, Washington, DC 20036

Item 2.

     (a) Name of Person Filing: Edelson IV, L.P.
     (b) Address of Principal Business Office or, if none, Residence: 300 Tice Boulevard, Woodcliff Lake, NJ 07677
     (c) Citizenship US (d) Title of
         Class of Securities Common Stock
     (e) CUSIP Number      091935 50 2

Item 3. If this statement is filed pursuant to 'SS''SS'240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     N/A

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 2,869,701

     (b) Percent of class: 10.79%

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote 0

         (ii)  Shared power to vote or to direct the vote 2,869,701

         (iii) Sole power to dispose or to direct the disposition of 0

         (iv)  Shared power to dispose or to direct the disposition of 2,869,701

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see 'SS'240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].
Instruction: Dissolution of a group requires a response to this item.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.   Identification and Classification of Members of the Group

     N/A

Item 9.   Notice of Dissolution of Group

     N/A

Item 10. Certification

     N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                       January 31, 2005
                     -----------------------------------------------------
                                             Date

                     Edelson IV, L.P.
                     by:

                                       /s/ Harry Edelson
                     -----------------------------------------------------
                                          Signature

                                Harry Edelson/General Partner
                     -----------------------------------------------------
                                          Name/Title

Item 1.

     (a) Name of Issuer: Blackboard, Inc.
     (b) Address of Issuer's Principal Executive Offices: 1899 L Street, NW, 5th Floor, Washington, DC 20036

Item 2.

     (a) Name of Person Filing:  College Enterprises
     (b) Address of Principal Business Office or, if none, Residence: 221 East 5th Avenue, Lennox, SD 57039-2140
     (c) Citizenship US
     (d) Title of Class of
         Securities Common Stock
     (e) CUSIP Number 091935 50 2

Item 3. If this statement is filed pursuant to 'SS''SS'240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     N/A

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
     (a) Amount beneficially owned: 2,649,029

     (b) Percent of class: 9.96%

     (c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote 0

         (ii)  Shared power to vote or to direct the vote 2,649,029

         (iii) Sole power to dispose or to direct the disposition of 0

         (iv)  Shared power to dispose or to direct the disposition of 2,649,029

      Instruction. For computations regarding securities which represent a right to acquire an underlying security see 'SS'240.13d-3(d)(1).

Item 5.   Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Instruction: Dissolution of a group requires a response to this item.


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.   Identification and Classification of Members of the Group

     N/A

Item 9.   Notice of Dissolution of Group

     N/A

Item 10. Certification

     N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            January 31, 2005
                          -----------------------------------------------------
                                                  Date

                          College Enterprises, Inc.
                          by:

                                          /s/ Harry Edelson
                          -----------------------------------------------------
                                               Signature

                                         Harry Edelson/Chairman
                          -----------------------------------------------------
                                               Name/Title

                       STATEMENT OF DIFFERENCES

The section symbol shall be expressed as....................................'SS'